Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Esperion Therapeutics Provides ETC-1002 Program Update; Reports Fourth Quarter and Full Year 2013 Financial Results

Conference Call and Webcast Today, Wednesday, March 5, 2014, at 4:30 p.m. Eastern Time

Plymouth, Mich., —(BUSINESS WIRE)— Esperion Therapeutics, Inc. (NASDAQ: ESPR), a clinical-stage biopharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-C) lowering therapies for the treatment of hypercholesterolemia, today provided ETC-1002 development program updates and reported its financial results for the fourth quarter and full year ended Dec. 31, 2013.

“2013 was a successful year for Esperion both clinically and financially,” said Tim M. Mayleben, president and chief executive officer of Esperion.  “We continued to advance ETC-1002 for statin intolerant patients with promising clinical results suggesting that, in keeping with its growing safety and efficacy profile, ETC-1002 could potentially be used to treat patients with elevated levels of LDL-cholesterol who are intolerant to statins.  After successfully completing and reporting the final two (out of four) Phase 2a clinical studies in 2013, we’re already making excellent progress in our Phase 2b program.  We’re looking forward to an exciting 2014 with both nonclinical results and Phase 2b clinical results reporting out by year end.”

Fourth Quarter Development Program Highlights

•                  Initiated ETC-1002-008, the Company’s first Phase 2b clinical study, in patients with hypercholesterolemia and a history either with or without statin intolerance, which was defined as intolerance to two or more statins due to muscle-related adverse events.  The study is evaluating parallel doses of ETC-1002 in approximately 322 patients for 12 weeks as monotherapy, or in combination with ezetimibe.  The goals of this study are to compare the LDL-cholesterol lowering efficacy of ETC-1002 with ezetimibe and to demonstrate comparable tolerability to ezetimibe.  Top-line results are expected in the fourth quarter of 2014.

•                  Presented full results from the Phase 2a ETC-1002-006 clinical study at the scientific sessions of the American Heart Association 2013 in Dallas.

•                  Published full safety and efficacy results of the clinical study ETC-1002-005 for the treatment of patients with hypercholesterolemia and type 2 diabetes in the journal Arteriosclerosis, Thrombosis and Vascular Biology.  Dr. Ronald Goldberg, University of Miami Miller School of Medicine, published an editorial in the March issue of the journal Arteriosclerosis, Thrombosis and Vascular Biology in response to the publication.  His editorial discussed ETC-1002 as a novel approach to the management of patients with hypercholesterolemia and Type 2 diabetes, due to the effects of ETC-1002 observed on LDL-cholesterol levels and subclinical inflammation without worsening glycemic control.

Upcoming Milestones Expected

•                  In March 2014, the Company expects to initiate the ETC-1002-009 Phase 2b clinical study of parallel doses of ETC-1002 over 12 weeks added on to statin therapy in patients with elevated levels of LDL-cholesterol.  This study is designed to demonstrate the ability of ETC-1002 to achieve incremental LDL-cholesterol lowering in approximately 132 patients with elevated levels of LDL-cholesterol.

•                  During the second quarter of 2014, we expect to provide the final results of our long-term chronic toxicology studies.

•                  During the fourth quarter of 2014, the Company expects to announce top-line results of ETC-1002-008, a Phase 2b clinical study in approximately 322 hypercholesterolemic patients with and without statin intolerance.

•                  During the fourth quarter of 2014, the Company expects to announce top-line results of ETC-1002-009, a Phase 2b clinical study.

•                  During the fourth quarter of 2014, the Company expects to provide the final results of our two year carcinogenicity studies.

2013 Fourth Quarter and Full-Year Financial Results

As of Dec. 31, 2013, cash and cash equivalents and investment securities available for sale totaled $77.6 million compared with $6.5 million at Dec. 31, 2012.

Research and development expense was $7.3 million for the fourth quarter of 2013 and $16.0 million for the year ended Dec. 31, 2013, compared to $1.7 million and $8.0 million for the comparable periods in 2012.  The increase in research and development expenses was largely driven by the advancement of the ETC-1002 program through Phase 2 development.

General and administrative expense was $2.4 million for the fourth quarter of 2013 and $6.7 million for the year ending Dec. 31, 2013, compared to $0.5 million and $2.2 million for the comparable periods in 2012.  The increase in general and administrative expenses was largely driven by incremental expenses to support public company operations, changes in headcount, which includes increased stock-based compensation expense, and other costs to support Esperion’s growth.

Net loss was $9.7 million for the fourth quarter of 2013 and $26.1 million for the year ended Dec. 31, 2013, compared to a net loss of $2.8 million for the fourth quarter of 2012 and $11.7 million for the year ended Dec. 31, 2012.

Esperion had approximately 15.4 million shares of common stock outstanding as of Dec. 31, 2013.

2014 Financial Outlook

Esperion expects full-year 2014 net cash used in operating activities to be approximately $35 to $40 million and its cash and cash equivalents and investment securities to be approximately $40 to 45 million at Dec. 31, 2014.  The Company believes that existing cash resources will fund the Company through at least the end of 2015.

Conference Call and Webcast Information

Esperion’s management will conduct a conference call to discuss ETC-1002 development program updates, Esperion’s financial results for the fourth quarter and full year ended Dec. 31, 2013, anticipated future financial results and other matters related to its future performance.  The call can be accessed by dialing (877) 312-7508 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 56291756.  A live, listen-only webcast of the conference call can be accessed on the investor relations section of the Esperion website at investor.esperion.com/events.  A webcast replay of the call will be available approximately two hours after completion of the call and will be archived on the Company’s website for two weeks.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-C) lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers.  ETC-1002, Esperion’s lead product candidate, is a unique, first-in-class, orally available, once-daily small molecule designed to lower LDL-cholesterol levels and avoid the side effects associated with the currently-available LDL-cholesterol lowering therapies.  ETC-1002 is being developed primarily for patients intolerant of statins with elevated levels of LDL-cholesterol.  Phase 2b clinical trials for ETC-1002 are currently underway and build upon a successful and comprehensive Phase 1 and Phase 2 program.  For more information, please visit www.esperion.com.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of ETC-1002, the anticipated timing for reporting top-line results from Esperion’s Phase 2b ETC-1002-008 clinical study, the planned initiation and study design of Esperion’s Phase 2b ETC-1002-009 clinical study and the anticipated timing for reporting top-line results from ETC-1002-009, the anticipated timing for providing the final results of Esperion’s long-term chronic toxicology studies and its two year carcinogenicity studies and Esperion’s financial position, including its expected net cash used in operating activities in 2014 and its expected cash and cash equivalents and investment securities as of Dec. 31, 2014.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed with Securities and Exchange Commission on November 6, 2013.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

(A Development Stage Company)

Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$56,537	$6,512
Working capital (deficit)	56,417	(10,035)
Investments	21,063	—
Total assets	78,294	7,312
Total convertible short-term debt	—	15,241
Total convertible long-term debt	—	7,529
Convertible preferred stock	—	23,975
Common stock	15	—
Deficit accumulated during the development stage	(68,063)	(41,975)
Total stockholders’ equity (deficit)	74,091	(41,365)

Esperion Therapeutics, Inc.

(A Development Stage Company)

Statement of Operations

 (In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)

Grant income	$—	$—	$—	$—

Operating expenses:
Research and development	7,339	1,654	16,014	7,998
General and administrative	2,397	506	6,745	2,206
Total operating expenses	9,736	2,160	22,759	10,204
Loss from operations	(9,736)	(2,160)	(22,759)	(10,204)

Interest expense	—	(561)	(936)	(1,486)
Change in fair value of warrant liability	—	32	(2,587)	32
Other income (expense), net	47	(86)	194	(84)
Net loss	$(9,689)	$(2,775)	$(26,088)	$(11,742)
Net loss per common share (basic and diluted)	$(0.63)	$(8.12)	$(3.31)	$(36.31)
Weighted average shares outstanding (basic and diluted)	15,340,713	341,935	7,885,921	323,382